Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT announces receipt of notice of non-compliance from nyse related to stock price

Trevose, PA – March 18, 2022 – Lannett Company, Inc. (NYSE: LCI) today announced that it has received written notice from the New York Stock Exchange (NYSE) dated March 14, 2022, notifying the company that it is not in compliance with the continued listing standards set forth in Section 802.01C of the NYSE Listed Company Manual because the average closing price of the company’s common stock was less than $1.00 per share over a consecutive 30 trading-day period.

The company has six months from the date of the Notice to regain compliance with the NYSE continued listing standard. Lannett is evaluating all available options to regain compliance with the NYSE’s continued listing standards, which may include transactions that are subject to approval of Lannett’s stockholders, in which case, Lannett would have until its next annual meeting of stockholders to obtain stockholder approval for such action, notwithstanding the six-month cure period referenced above. Lannett would be required to implement the action promptly after receiving stockholder approval, and the minimum share price requirement will be deemed cured if the price promptly exceeds $1.00 per share, and the price remains above that level for at least the 30 trading days following the implementation of such action.

As previously disclosed in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on March 4, 2022 (March 4, 2022 Form 8-K), the company received notice on March 2, 2022 that it was not in compliance with the continued listing standard set forth in Section 802.01B of the NYSE’s Listed Company Manual because the Company’s average market capitalization was less than $50 million over a consecutive 30 trading-day period and the most recently reported stockholders’ equity of the Company was also less than $50 million.

The Notice has no immediate impact on the listing of the Company’s common stock, which will continue to be listed and traded on the NYSE during the cure period under the trading symbol “LCI,” subject to the company’s execution of the plan of compliance referenced in the March 4, 2022 Form 8-K and all other listing requirements of the NYSE. However, the common stock trading symbol will have an added designation of “BC” to indicate that the status of the common stock is “below compliance” with the NYSE continued listing standards. The “BC” indicator will be removed at such time as the Company regains compliance.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications. For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statement, including, but not limited to, the company's ability to meet the standards necessary to maintain listing of its shares of common stock on the NYSE, including its ability to cure non-compliance with the NYSE's continued listing criteria; the NYSE's acceptance of the company's business plan, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the SEC from time to time, including the prospectus supplement related to the proposed offering to be filed with the SEC. These forward-looking statements represent the Company's judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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